As filed with the Securities and Exchange Commission on October 11, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMERSON ELECTRIC CO.

(Exact name of registrant as specified in its charter)

Missouri	43-0259330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8000 West Florissant Ave. St. Louis, Missouri	63136
(Address of Principal Executive Offices)	(Zip Code)

National Instruments Corporation 2022 Equity Incentive Plan

National Instruments Corporation 2020 Equity Incentive Plan

National Instruments Corporation 2015 Equity Incentive Plan

(Full title of the plan)

John A. Sperino, Esq.

Vice President and Assistant Secretary

Emerson Electric Co.

8000 West Florissant Avenue

St. Louis, Missouri 63136

(314) 553-2000

(Name and address, including telephone number and area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Emerson Electric Co. (“Emerson” or the “Registrant”), is filing this registration statement on Form S-8 (this “Registration Statement”) to register up to 2,113,555 shares of its common stock, par value $0.50 per share (“Emerson Common Stock”), issuable pursuant to outstanding and unvested awards of restricted stock units and performance stock units granted under the National Instruments Corporation 2022 Equity Incentive Plan (the “2022 NIC Plan”), the National Instruments Corporation 2020 Equity Incentive Plan (the “2020 NIC Plan”) and the National Instruments Corporation 2015 Equity Incentive Plan (the “2015 NIC Plan” and, collectively with the 2022 NIC Plan and the 2020 NIC Plan, the “NIC Plans”), which awards were assumed by the Registrant in connection with completion of the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated April 12, 2023, by and among Emerson, Emersub CXIV, Inc., a Delaware corporation and a wholly owned subsidiary of Emerson (“Merger Sub”), and National Instrument Corporation, a Delaware corporation (“NIC” and, such merger, the “Merger”).

In accordance with the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each award of restricted stock units and performance stock units granted under any of the NIC Plans that was outstanding and unvested as of immediately prior to the Effective Time (“NIC Awards”) was assumed by Emerson and converted into an award of time-based restricted stock units with respect to Emerson Common Stock (“Emerson Awards”), subject to the same terms and conditions (including vesting schedule) that applied to the corresponding NIC Awards immediately prior to the Effective Time. The number of shares of Emerson Common Stock subject to each such Emerson Award equals the target number of shares of NIC common stock subject to the corresponding NIC Award immediately prior to the Effective Time multiplied by the exchange ratio (as defined below). The “exchange ratio” is equal to 0.63146, which equals the quotient obtained by dividing (i) the merger consideration by (ii) the volume-weighted average closing price per share of Emerson Common Stock on the New York Stock Exchange for the five consecutive trading day period ending on the last trading day preceding the closing date.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2022, filed with the Commission on November 14, 2022 (the “Annual Report”), including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2022 Annual Meeting of Stockholders, as filed with the Commission on December 9, 2022, incorporated by reference in the Annual Report;

•	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2022, March 31, 2023 and June 30, 2023 filed with the Commission on February 8, 2023, May 3, 2023 and August 2, 2023, respectively;

•	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 10, 2023, February 21, 2023, April 6, 2023, April 12, 2023, April 12, 2023, May 2, 2023, May 3, 2023, June 2, 2023 and August 2, 2023.

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report;

•	The description of the Registrant’s common stock included as Exhibit 4(c) to the Annual Report, including any amendment or report filed for purposes of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

John A. Sperino, Esq., Vice President and Assistant Secretary of the Registrant, has opined as to the legality of the securities being offered by this Registration Statement. Mr. Sperino is not eligible to participate in the NIC Plans.

Item 6.	Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of Sections 351.355 of the Revised Statutes of Missouri and the Restated Articles of Incorporation and Bylaws, as amended, of the Registrant.

The Registrant is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 351.355(2) provides that the corporation may indemnify any such person in any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including attorneys’ fees and settlement amounts actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that he or she may not be indemnified in respect of any claim, issue or matter in which he or she has been adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation, unless, and only to the extent, authorized by the court.

Section 351.355(3) provides that a corporation shall indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him or her under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

The Registrant has entered into indemnification agreements with the directors of the Registrant and adopted amendments to the Bylaws of the Registrant which incorporate indemnity provisions permitted by Section 351.355(7) described above. The agreements and amended Bylaws provide that the Registrant will indemnify its directors, officers and employees against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred in any action or proceeding, including any action on behalf of the Registrant, on account of their service as a director, officer or employee of the Registrant, any subsidiary of the Registrant or any other company or enterprise when they are serving in such capacities at the request of the Registrant, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of the Registrant in violation of Section 16(b) of the Exchange Act or of any similar statutory law, (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law or (v) the action is brought by the Registrant, except where it is brought in the right of the Registrant or in connection with an acquisition of the Registrant in a transaction not approved by the Board of Directors by a majority of its continuing directors, which for this purpose means those directors holding office prior to the time of such acquisition or any successors who were approved as successors by the directors holding office prior to the time of such acquisition. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors’ or officers’ liability insurance policy maintained by the Registrant. The amended Bylaws also provide that the Registrant may advance expenses incurred by an employee or agent, and shall pay expenses incurred by a director or officer, in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of any such person to repay such amounts unless it is ultimately determined that any such person is entitled to be indemnified by the Registrant.

Article 10 of the Registrant’s Restated Articles of Incorporation provides that the liability of the Registrant’s directors to the Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of Article 10 by the Registrant’s shareholders shall not adversely affect any right or protection of a director of the Registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

The Registrant maintains directors’ and officers’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Emerson Electric Co. (incorporated by reference to Exhibit 3(a) to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2001).

4.2	Bylaws of Emerson Electric Co., as amended through May 4, 2021 (incorporated by reference to the Company’s Form 8-K dated May 4, 2021, filed on May 4, 2021).

5	Opinion of John A. Sperino, Esq., Vice President and Assistant Secretary (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (Filed herewith)

23.2	Consent of John A. Sperino, Esq., Vice President and Assistant Secretary (included in Exhibit 5) (filed herewith)

24	Powers of Attorney (included in the signature pages hereto)

99.1	National Instruments Corporation 2022 Equity Incentive Plan (filed herewith)
99.2	National Instruments Corporation 2020 Equity Incentive Plan (filed herewith)
99.3	National Instruments Corporation 2015 Equity Incentive Plan (filed herewith)
107	Filing Fee Table (filed herewith)

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i)and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act, that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 11th day of October, 2023.

Emerson Electric Co.

By:	/s/ John A. Sperino
	Name:	John A. Sperino, Esq.
	Title:	Vice President and Assistant Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of M. J. Baughman, S. Y. Bosco, and J. A. Sperino, each acting alone, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in their name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and all post-effective amendments thereto, of Emerson Electric Co., and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James S. Turley	Chair	October 3, 2023
James S. Turley
/s/ Surendralal (Lal) L. Karsanbhai	President, Chief Executive Officer and Director	October 3, 2023
Surendralal (Lal) L. Karsanbhai
/s/ Mike J. Baughman	Executive Vice President and Chief Financial Officer and Chief Accounting Officer	October 3, 2023
Mike J. Baughman
/s/ Mark A. Blinn	Director	October 3, 2023
Mark A. Blinn
/s/ Joshua B. Bolten	Director	October 3, 2023
Joshua B. Bolten
/s/ Martin S. Craighead	Director	October 3, 2023
Martin S. Craighead
/s/ William H. Easter III	Director	October 3, 2023
William H. Easter III
/s/ Gloria A. Flach	Director	October 3, 2023
Gloria A. Flach
/s/ Arthur F. Golden	Director	October 3, 2023
Arthur F. Golden
/s/ Leticia Gonçalves	Director	October 3, 2023
Leticia Gonçalves
/s/ Candance Kendle	Director	October 3, 2023
Candance Kendle
/s/ Lori M. Lee	Director	October 3, 2023
Lori M. Lee
/s/ Matthew S. Levatich	Director	October 3, 2023
Matthew S. Levatich
/s/ Jim McKelvey	Director	October 3, 2023
Jim McKelvey